Exhibit 99.1
BRADLEY PHARMACEUTICALS ANNOUNCES ISSUANCE OF AN ADDITIONAL $12 MILLION OF 4% CONVERTIBLE SENIOR SUBORDINATED NOTES

Fairfield, NJ – July 24, 2003 – BRADLEY PHARMACEUTICALS, INC. (NYSE:BDY), announced that it has issued today an additional $12 million in aggregate principal amount of its 4% convertible senior subordinated notes due 2013. Bradley previously issued $25 million in aggregate principal amount of these notes on June 11, 2003. $8 million of the additional notes relate to the exercise in full of the option to acquire additional notes granted to the initial purchasers of the notes, and the remaining additional notes relate to a new agreement entered into by Bradley to issue $4 million of notes to the initial purchasers.

The notes are convertible into shares of Bradley’s common stock at any time during their term at a conversion rate of 50 shares of Bradley’s common stock per $1,000 in principal amount of notes, which results in an initial conversion price of $20.00 per share.

This press release is published as a matter of record and does not constitute an offer to sell or a solicitation of an offer to buy the notes in any jurisdiction. The notes and the shares of our common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold absent registration or an applicable exemption from registration requirements.

Except for historical and factual information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates and predictions of future financial performance. All forward-looking statements are based on assumptions made by Bradley based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. These statements are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control, including Bradley’s ability to maintain CARMOL(R) sales and bear the outcome of related pending litigation and the introduction of new and future competing products, effectively purchase or integrate new products into its portfolio or effectively react to other risks described from time to time in Bradley’s SEC filings. Further, Bradley cannot predict the impact on its business of any future approvals of generic or therapeutically equivalent versions of its products or of other competing products. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Bradley Pharmaceuticals, Inc. is a specialty pharmaceutical company marketing prescription niche therapies to highly targeted physician audiences in the United States and in 34 international markets. Dermatology brands are delivered by the Doak Dermatologics subsidiary and the Kenwood Therapeutics division provides gastroenterology, nutritional and respiratory therapies. Following the strategy “Acquire, Enhance, Grow” the company has achieved success by acquiring and managing the life cycle of brands that fill unmet needs.

Important announcement:

2nd Qtr. 2003 Earnings Thursday, July 31, 2003.

Earnings Conference Call, Thursday, July 31, 2003, at 10 AM, ET. Call 1-888-573-3046 10 minutes prior to call to participate.

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com